THOMAS H. LEE PARTNERS TO ACQUIRE CKE RESTAURANTS

Cash Premium of 24% to CKE Shareholders

CARPINTERIA, Calif. – February 26, 2010 – CKE Restaurants, Inc. (“CKE”), owner of Carl’s Jr. and Hardee’s quick-service restaurant chains, and Thomas H. Lee Partners (“THL”) today announced that they have entered into a definitive merger agreement under which THL will acquire CKE for approximately $928 million, including the assumption of approximately $309 million of net debt.

Under the terms of the agreement, CKE stockholders will receive $11.05 in cash for each share of CKE common stock they hold, representing a 24% premium to the Company’s closing share price on February 25, 2010 and a 29% premium to the Company’s volume weighted average closing share price of approximately $8.60 during the 30 trading days ended February 25, 2010.

Byron E. Allumbaugh, CKE’s Chairman of the Board said, “We are excited to announce this transaction which provides substantial value to our shareholders.”

Andrew F. Puzder, Chief Executive Officer of CKE Restaurants, said, “We believe this transaction provides excellent value to our shareholders and represents an exciting opportunity to continue the growth and development of CKE Restaurants in partnership with THL. THL’s proven history of success as an investor and value-added partner to its portfolio companies, coupled with its deep financial expertise and experience in the consumer sector, will also benefit all of our stakeholders, including our franchisees and our employees.”

Todd Abbrecht, Managing Director of THL Partners, said, “THL is pleased to partner with CKE’s seasoned management team to continue building on the Company’s powerful brands and strong position in the marketplace. We are committed to making this great company even better, and to working together with the entire organization to provide an even stronger foundation for value creation, expansion and profitable growth.”

In addition, under the merger agreement, CKE Restaurants will actively solicit superior proposals from third parties for a period of 40 days continuing through April 6, 2010. CKE Restaurants does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision regarding any superior proposals that may be made. There can be no assurances that this solicitation will result in a superior proposal.

The transaction is expected to close in the second quarter of 2010, subject to approval by CKE shareholders, regulatory approval, and other customary closing conditions.

UBS Investment Bank is acting as financial advisor to CKE. Stradling, Yocca, Carlson & Rauth is acting as legal advisor to CKE. Ropes & Gray LLP is acting as legal advisor to THL. BofA Merrill Lynch and Barclays Capital are acting as financial advisors to THL. Affiliates of BofA Merrill Lynch and Barclays Capital have provided a financing commitment to THL to support the transaction.

Additional Information About the Transaction and Where to Find It
In connection with the proposed transaction, CKE will file a proxy statement and other materials with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about CKE and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by CKE with the Securities and Exchange Commission at the Securities and Exchange Commission’s Web site at www.sec.gov.

The proxy statement and such other documents are also available for free on CKE’s website at www.ckr.com under “Investors/SEC Filings” or by directing such request to Investor Relations, CKE Restaurants, Inc., 805-745-7750.

CKE and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of CKE’s participants in the solicitation is set forth in CKE’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give CKE’s current expectations or forecasts of future events.  Such statements are subject to risks and uncertainties that are often difficult to predict and beyond CKE’s control, and could cause the CKE’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.  CKE undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.  Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in CKE’s filings with the Securities and Exchange Commission.

About CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,147 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,221 Carl’s Jr. restaurants and 1,913 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

About Thomas H. Lee Partners, L.P. (“THL”)
THL is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, ProSiebenSat.1, Snapple, Warner Chilcott, Warner Music Group and West Corporation.

Media Contacts

For CKE Restaurants Inc.:
Weber Shandwick
Heather Wilson (310-854-8244) or Lori Barker (805-745-7750)

For Thomas H. Lee Partners, L.P.:
Sard Verbinnen & Co
Matt Benson (415-618-8750) or Robin Weinberg (212-687-8080)

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